Exhibit 99.(D)
EXECUTION COPY
EXCHANGE AGREEMENT
     THIS EXCHANGE AGREEMENT (this “Agreement”) is dated September 9, 2005 (the “Closing Date”), by and between Lions Gate Entertainment Corp., a corporation organized under the laws of British Columbia, Canada (“Buyer”), and The Metolius Fund, LP, a Delaware limited partnership (“Seller”).
RECITALS
     A. Seller is the sole beneficial owner of 1,027,419 shares (the “Image Shares”) of the Common Stock, no par value (“Image Common Stock”), of Image Entertainment, Inc., a California corporation (“Image”), which shares are held of record as set forth on Schedule 1 hereto.
     B. On the terms and subject to the conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Image Shares in exchange for the issuance by Buyer to Seller of shares of Common Shares, without par value, of Buyer (“Buyer Common Stock”).
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties hereby agree as follows:
ARTICLE 1
TERMS OF EXCHANGE
          1.1 Issuance and Exchange of the Buyer Shares for the Image Shares.
          (a) Subject to the terms and conditions of this Agreement, simultaneously with the execution of this Agreement, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer purchases and accepts from Seller, all of Seller’s right, title and interest in and to the Image Shares.
          (b) Subject to the terms and conditions of this Agreement, Buyer hereby issues and sells to Seller that number of validly issued, fully paid and non-assessable shares of Buyer Common Stock equal to the product of (i) the number of Image Shares multiplied by (ii) the Exchange Ratio, rounded up to the nearest whole share (the “Buyer Shares”).
          1.2 Closing.
          (a) The closing of the transactions contemplated hereby (the “Closing”) is taking place at 9:00 a.m., Los Angeles time, at the offices of Sheppard, Mullin, Richter & Hampton LLP, 1901 Avenue of the Stars, 16th Floor, Los Angeles, California, concurrently with the execution and delivery of this Agreement.

          (b) At the Closing, Buyer is:
          (1) issuing and delivering to Seller a certificate or certificates in definitive form, registered in the name of Seller, evidencing the Buyer Shares being issued to and acquired by Seller at the Closing in exchange for the Image Shares; provided, that because Buyer’s transfer agent is unable to deliver such certificate or certificates at the Closing, such certificate or certificates in definitive form shall be delivered to Seller as promptly as practicable after the Closing (but in no event later than 10 business days following the Closing); provided, further, that notwithstanding any delay in delivery of such certificate or certificates, Buyer and Seller agree that with respect to the Image Shares, beneficial ownership of the Image Shares and all of Seller’s right, title and interest in and to the Image Shares shall be sold, assigned, transferred and conveyed by Seller to Buyer effective immediately upon the execution of this Agreement; and
          (2) executing and delivering to Seller the registration rights agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).
          (c) At the Closing, Seller is:
          (1) delivering to Buyer, or directing the delivery to Buyer of, the Image Shares by immediate book-entry transfer to an account maintained by Lions Gate Entertainment Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“LGEI”), with Merrill Lynch, by executing and delivering to the record owner of the Image Shares the DTC Irrevocable Transfer Instruction in the form attached hereto as Exhibit B; and
          (2) executing and delivering to Buyer the Registration Rights Agreement.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
          2.1 Organization; Good Standing. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite limited partnership power and authority to own its properties and carry on its business as now conducted.
          2.2 Power and Authority; Enforceability. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally, and is subject to general principles of equity.
          2.3 No Conflict. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Seller pursuant to the terms of, (a) any order, judgment or decree applicable to Seller or any of its business or properties, (b) any provision of the charter documents or limited partnership agreement of Seller or (c) any agreement or other instrument by which Seller, its affiliates or any of its or their business or properties is bound or affected.
          2.4 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending (or, to knowledge of Seller, currently threatened) against Seller, and Seller is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, in each case that could reasonably be expected to materially impair Seller’s ability to perform its obligations under this Agreement.
          2.5 Title to Image Shares. Seller is the sole “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of, has good and marketable title to, and has full and unrestricted power to dispose of and vote, the Image Shares, free and clear of any and all liens, encumbrances, claims, security interests or restrictions (including any contractual restriction on the right to vote, sell or otherwise dispose of such Image Shares), and there are no outstanding subscriptions, options, warrants, rights, contracts, understandings or agreements to purchase or otherwise acquire the Image Shares, except for this Agreement. Record title to the Image Shares is held as reflected on Schedule 1 hereto. Upon the purchase of the Image Shares at the Closing, Buyer shall acquire good and marketable title to the Image Shares, and all rights and benefits which Seller may possess with respect thereto, including, without limitation, all right, title and interest in and to any cash dividends, stock dividends or other distributions made with respect thereto on and after the Closing, free and clear of any and all liens, claims, encumbrances, security interests or restrictions of any type, kind or nature, except for those restrictions noted on Schedule 2 to this Agreement. Seller has the necessary and sufficient right and authority to make the commitments contained in this Agreement with respect to the Image Shares. The Image Shares are the only shares of capital stock of Image owned by Seller or any of its affiliates.
          2.6 Purchase for Own Account; Investment. Seller is acquiring the Buyer Shares for investment, for its own account and not for the account of any other Person and not with a view to distribution thereof in violation of applicable United States federal and state securities laws. Seller understands that the Buyer Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of Seller’s investment intent, as expressed herein, and that the Buyer Shares must be held indefinitely unless registered under the Securities Act or an exemption from such registration becomes available. Seller understands that the Buyer Shares it is purchasing are characterized as “restricted securities” under the United States federal securities laws, inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Seller acknowledges that Buyer is not required to register the Buyer Shares except in accordance with the terms and conditions of the Registration Rights Agreement. In addition, Seller represents that it is familiar with Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act and the lockup for sales in Canada for a four-month period following the Closing as required by applicable Canadian securities laws.
          2.7 Financial Matters. Seller understands that the acquisition of the Buyer Shares involves substantial risk, and its financial condition and investments are such that it is in a financial position to hold the Buyer Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the Buyer Shares. In addition, by virtue of its expertise, the advice available to it and previous investment experience, Seller has extensive knowledge and experience in financial and business matters, investments, securities and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.
          2.8 Access to Data. Seller has had an opportunity to discuss Buyer’s business, management and financial affairs with its management and to obtain any additional information it may consider to be necessary or appropriate for deciding whether or not to purchase the Buyer Shares.
          2.9 No General Solicitation. At no time was Seller presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting, whether by Buyer or any other Person (whether or not on behalf of Buyer).
          2.10 Accredited Investor. Seller is an “accredited investor” within the meaning of Regulation D of the rules and regulations promulgated under the Securities Act.
          2.11 Brokers. Seller has not dealt with, and does not owe any compensation to, any broker, finder, or other similar Person in connection with its purchase of the Buyer Shares or the sale of the Image Shares or the other transactions contemplated by this Agreement, other than normal and customary brokerage fees owed to Bear Stearns.
          2.12 Legend. Seller acknowledges that the certificate or certificates evidencing the Buyer Shares will bear the legend set forth below:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY U.S. STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN OPINION

OF COUNSEL FOR THE HOLDER, REASONABLY ACCEPTABLE TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND QUALIFICATION REQUIREMENTS UNDER APPLICABLE U.S. STATE SECURITIES LAWS. THIS CERTIFICATE MUST BE SURRENDERED TO THE CORPORATION OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE.
THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON TSX.
THE NOTATION REQUIRED BY TSX CAN BE REMOVED FROM THE FACE OF THIS CERTIFICATE WHEN ALL OTHER NOTATIONS THAT THE SECURITIES ARE NOT FREELY TRANSFERABLE CAN BE LEGALLY REMOVED FROM THIS CERTIFICATE.”
          2.13 Purchases and Sales While in Receipt of Certain Information. Seller is aware, and will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States federal securities laws, including, without limitation, Rule 14e-3 under the Exchange Act, on the purchase or sale of securities by any person who has received (a) material, non-public information from the issuer of such securities and/or (b) the information described in Rule 14e-3 under the Exchange Act in the manner described therein and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller as follows:
          3.1 Organization; Good Standing. Buyer is a corporation duly recognized, validly existing and in good standing under the laws of British Columbia, Canada. Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted.
          3.2 Power and Authority; Enforceability. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and is subject to general principles of equity.
          3.3 No Conflict. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Buyer pursuant to the terms of, (a) any order, judgment or decree applicable to Buyer or any of its business or properties, (b) any provision of the charter documents or bylaws of Buyer or (c) any agreement or other instrument by which Buyer or any of its business or properties is bound or attached.
          3.4 Valid Issuance of Buyer Shares. The Buyer Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and free and clear of all liens, encumbrances, claims, security interests or restrictions (other than restrictions imposed by applicable securities law and other than those set forth in Section 2.12 hereof).
          3.5 Litigation. There is no Action pending (or, to knowledge of Buyer, currently threatened) against Buyer or its significant subsidiaries, and Buyer and its significant subsidiaries are not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, that in each case could reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement.
          3.6 SEC Documents; Financial Statements.
          (a) Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Exchange Act and any other material reports or documents required to be filed with the SEC. As of their respective dates, all documents filed by Buyer with the SEC (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) As of their respective dates, the financial statements of Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (1) as may be otherwise indicated in such financial statements or the notes thereto, or (2) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The unaudited pro forma combined financial statements filed with the SEC comply in all material respects with the requirements of Article 11 of Regulation S-X under the Securities Act.
ARTICLE 4
FURTHER COVENANTS OF THE PARTIES
          4.1 Cooperation; Further Assurances. At any time and from time to time at or subsequent to the Closing, either party shall, at the request of the other, execute, acknowledge and deliver to the other, without further consideration, all such additional agreements, assignments, conveyances, endorsements, certificates and other documents, and take such other actions, as the other may reasonably request, in order to otherwise carry out the purposes of, and consummate the transactions contemplated by, this Agreement.
          4.2 Grant of Irrevocable Proxy. Seller hereby irrevocably appoints Buyer or any designee of Buyer, with full power of substitution, as its proxy, agent and attorney-in-fact, with full power and authority to vote or to execute and deliver written consents, to demand the calling by any proper officer of Image, pursuant to the Articles or Certificate of Incorporation and Bylaws of Image and as permitted by applicable law, of an annual or special meeting of the shareholders of Image, or to exercise related rights with respect to the Image Shares (and any and all interests or other securities issued in respect of such shares) in Seller’s place and stead, to the same extent and with the same effect as Seller might or would otherwise have been entitled to do, including, without limitation, the voting of the Image Shares at any meeting (whether annual or special and whether or not an adjourned meeting and including without limitation Image’s Annual Meeting of Shareholders to be held September 9, 2005) of Image or action of the shareholders of Image by written consent. Seller hereby acknowledges and agrees that by virtue of the obligations of Seller under this Agreement, the irrevocable proxy granted by Seller hereunder is coupled with an interest in the Image Shares and, because coupled with an interest, shall be irrevocable to the fullest extent permitted by law. Seller represents and warrants to Buyer that any proxies heretofore given in respect of the Image Shares, if any, are not irrevocable, and that such proxies have been revoked.
          4.3 Price Adjustment. If on or prior to the first anniversary of the Closing Date, there occurs a Buyer Acquisition (as defined herein), then:
          (a) if the Buyer Acquisition is an All–Stock Buyer Acquisition, and if the Acquisition Exchange Ratio is greater than the Exchange Ratio, Buyer shall deliver to Seller, as additional consideration for the Image Shares, within 15 business days after the consummation of the Buyer Acquisition, that number of shares of Buyer Common Stock equal to the lesser of (x) a number of shares equal to the quotient obtained by dividing (A) the number of Image Shares by (B) the Buyer Closing Share Price, with such number to be adjusted for any stock dividends, distributions, combinations, splits, recapitalizations or the like that took effect after the Closing Date, and (y) that number of shares of Buyer Common Stock equal to (A) the number of Image Shares, multiplied by (B) the Acquisition Exchange Ratio, less (C) the number of shares of Buyer Common Stock delivered to Seller at the Closing [(A X B) – C], in the case of a fraction of a share, rounded up to the next whole share; and
          (b) if the Buyer Acquisition is other than an All–Stock Buyer Acquisition, and if the Per–Share Acquisition Price is greater than $4.00 per share, then Buyer shall pay to Seller, as additional consideration for the Image Shares, within 2 business days after the consummation of the Buyer Acquisition, by wire transfer in immediately available funds, an amount equal to the lesser of (x) $1,027,419, and (y) that amount equal to (A) the number of Image Shares, multiplied by (B) the Per–Share Acquisition Price, less (C) the deemed aggregate purchase price paid to Seller at the Closing, which for purposes of this Section 4.3(b) shall be equal to the number of Image Shares multiplied by $4.00 [(A X B) – C].
          (c) The price adjustment provisions in this Section 4.3 shall have no effect on the Closing or the passing of title to the Image Shares to Buyer at Closing.
          4.4 Indemnification.
          (a) Agreement of Seller to Indemnify Buyer. From and after the Closing and subject to the terms and conditions of this Section 4.4, Seller shall defend, indemnify and hold harmless Buyer and its affiliates and their respective Representatives, successors and permitted assigns (the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Damages resulting from, arising out of or in connection with any of the following: (i) any breach or inaccuracy of any representation or warranty made by Seller in this Agreement and (ii) any breach by Seller of any of its covenants or agreements made or contained herein or in any instrument, certificate or agreement delivered by Seller in connection herewith; provided, however, that no Buyer Indemnitee shall be entitled to indemnification under this Section 4.4 to the extent the Damages relate to any inaccuracy or misrepresentation in, or breach of, or failure to perform, any representation, warranty, covenant or agreement made in this Agreement by Buyer. Notwithstanding anything herein to the contrary, in no case shall Seller be responsible for any amount in excess of the aggregate purchase price assigned to the Image Shares purchased by Buyer from Seller hereunder.
          (b) Agreement of Buyer to Indemnify Seller. From and after the Closing and subject to the terms and conditions of this Section 4.4, Buyer shall defend, indemnify and hold harmless Seller and its affiliates and their respective Representatives, successors and permitted assigns (the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Damages resulting from, arising out of or in connection with any of the following: (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement and (ii) any breach by Buyer of any of its covenants or agreements made or contained herein or in any instrument, certificate or agreement delivered by Buyer in connection herewith; provided, however, that no Seller Indemnitee shall be entitled to indemnification under this Section 4.4 to the extent the Damages relate to any inaccuracy or misrepresentation in, or breach of, or failure to perform, any representation, warranty, covenant or agreement made in this Agreement by Seller. Notwithstanding anything herein to the contrary, in no case shall Buyer be responsible for any amount in excess of the aggregate purchase price assigned to the Buyer Shares purchased by Seller from Buyer hereunder.
          (c) Survival of Representations, Warranties and Covenants. All representations and warranties of each party contained herein shall survive the Closing forever. All covenants and agreements set forth in this Agreement shall survive for so long as performance is required thereunder. So long as any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnitee”) asserts a valid claim for indemnification before first to occur of (i) the expiration of any applicable survival period and (ii) the six month anniversary of the Closing Date, such Indemnitee shall be deemed to have preserved its rights to indemnification pursuant to this Section 4.4 regardless of when such claim is ultimately liquidated or an arbitration has commenced with respect thereto.
          (d) Claims for Indemnification. If any Indemnitee shall believe in good faith that it is entitled to indemnification pursuant to this Section 4.4, such Indemnitee shall promptly give Buyer or Seller, as applicable (the “Indemnitor”) notice of such claim (a “Notice of Claim”) before the expiration of the relevant time period specified in Section 4.4(c), and no notice of a claim for indemnification may be made thereafter. Any such Notice of Claim shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification and the amount of the claim, to the extent specified or otherwise known. As long as the Notice of Claim is delivered within the time period specified in Section 4.4(c), the failure of such Indemnitee to give the Notice of Claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnification hereunder, except to the extent that the rights of Indemnitor or its defense of any claim are actually prejudiced by such failure.
          (e) Defense of Claims. In connection with any claim that may give rise to indemnity under this Section 4.4 resulting from or arising out of any claim against an Indemnitee by a Person that is not a party hereto (a “Third Party Claim”), Indemnitor will have the right, but not the obligation, to assume the defense, compromise and settlement of such claim through counsel of its own choosing, by notifying the Indemnitee within 15 calendar days after Indemnitor’s receipt of the applicable Notice of Claim; provided, however, that (i) the counsel for Indemnitor who shall conduct the defense, compromise and settlement of such claims shall be reasonably satisfactory to the Indemnitee, (ii) the Indemnitee shall have the right, at its own expense, to participate in the defense of such claim and to employ counsel, separate from the counsel employed by Indemnitor, (iii) the Indemnitee shall cooperate in all reasonable respects with Indemnitor in connection with the defense, compromise and settlement of such claim, (iv) Indemnitor shall not consent to the entry of a judgment or enter into a compromise or settlement of any such claim which is subject to indemnification by Indemnitor hereunder, except with the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld) and the inclusion of an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (v) if the named parties to any Action (including any impleaded parties) include both Indemnitor and the Indemnitee, and the Indemnitee has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnitee that are different from or additional to those available to Indemnitor, the Indemnitee shall be entitled, at the expense of Indemnitor, to separate counsel of its own choosing (provided further that the Indemnitee shall not consent to the entry of a judgment or enter into a compromise or settlement of any such claim, except with the prior written consent of Indemnitor, which consent shall not be unreasonably withheld). If Indemnitor fails to assume the defense, compromise and settlement of such claim within 15 calendar days after Indemnitor’s receipt of the applicable Notice of Claim, the Indemnitee (upon delivering written notice to Indemnitor to such effect) shall have the right to undertake, at Indemnitor’s expense, the defense, compromise or settlement of such claim on behalf of Indemnitor; provided, however, that the Indemnitee shall not consent to the entry of a judgment or enter into a compromise or settlement of any such claim, except with the prior written consent of Indemnitor (which shall not be unreasonably withheld). In the event that the Indemnitee assumes that defense, compromise and settlement of such claim, the Indemnitee shall keep Indemnitor reasonably informed of the progress of any such defense, compromise or settlement. Indemnitor shall be liable for any compromise or settlement of any claim effected pursuant to and in accordance with this Section 4.4 and for any final judgment (subject to any right of appeal) and Indemnitor agrees to indemnify and hold harmless (subject to the terms and conditions of Section 4.4(a) or 4.4(b) above, as applicable) the Indemnitee from and against any Damages by reason of such compromise, settlement or judgment. Nothing contained in this Section 4.4(e) shall affect or otherwise modify the terms and conditions of Sections 4.4(a) or 4.4(b).
          4.5 Transfer of Buyer Shares. Seller hereby covenants and agrees that neither the Buyer Shares nor any interest or participation therein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of in the absence of (i) their registration under the Securities Act or (ii) an opinion of counsel for Seller reasonably acceptable to Buyer, stating that such sale, transfer or assignment is exempt from the registration requirements of the Securities Act and qualification requirements under applicable U.S. state securities laws. The certificate or certificates representing the Buyer Shares must be surrendered to Buyer or its transfer agent as a condition precedent to the transfer of any interest in the Buyer Shares represented by such certificate or certificates.
ARTICLE 5
MISCELLANEOUS
          5.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
          (a) “20-Day Average Price” shall mean, with respect to any date, the average (rounded to nearest 1/10,000), of the volume weighted averages (rounded to the nearest 1/10,000), of the trading prices of Buyer Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) for each of the 20 consecutive trading days ending on and including the second trading day prior to the first public announcement of an agreement or letter of intent with respect to a Buyer Acquisition, or, if subsequent to such date, the terms of such transaction are substantively changed, the date of the first public announcement of such changed terms.
          (b) “Acquisition Exchange Ratio” means the ratio of the number of shares of Buyer Common Stock (or fraction thereof) received or to be received by each shareholder of Image (other than Buyer and its Controlled Affiliates) in consideration for each share of Image Common Stock acquired for Buyer Common Stock in an All–Stock Buyer Acquisition from such shareholder.
          (c) “All–Cash Buyer Acquisition” means a Buyer Acquisition in which cash is the sole consideration.
          (d) “All–Stock Buyer Acquisition” means a Buyer Acquisition in which shares of Buyer Common Stock constitute the consideration for at least 80% of the shares acquired in the Buyer Acquisition (other than from Buyer and its Controlled Affiliates).
          (e) “Buyer Acquisition” means any: (i) acquisition by Buyer and/or its Controlled Affiliates of “beneficial ownership” (as that term is defined in Rule 13d-3 of the Exchange Act) after the Closing Date of all or greater than 80% of the combined voting power of Image’s then outstanding securities or (ii) merger, consolidation, business combination or similar transaction involving Image following which Buyer and/or its Controlled Affiliates have beneficial ownership of all or greater than 80% of the combined voting power of the surviving corporation’s then outstanding securities.
          (f) “Buyer Closing Share Price” means $10.45, the closing price of the Buyer Common Stock on the NYSE on September 8, 2005; provided, that if a lower price for Buyer Common Stock is used by Buyer in any acquisition of Image Common Stock being negotiated concurrently with this Agreement, the Buyer Closing Share Price shall be such lower price for purposes of calculating the Exchange Ratio and Section 4.3(a).
          (g) “Controlled Affiliate” means, with respect to any Person, such Person’s subsidiaries and all affiliates of such Person over which such Person, directly or indirectly, has the power to direct or cause the direction of the management and policies, whether through the ownership of voting securities, by contract, or otherwise.
          (h) “Damages” means any and all losses, damages, costs, obligations, fines, expenses and liabilities of any kind (whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys’, accountants’ and other professional advisors’ fees incurred in the investigation or defense of any of the same or in asserting any rights in connection therewith; provided, however, that Damages shall not include consequential, incidental, special or punitive damages (unless any of the foregoing are required to be paid to a third party), or any diminution in value.
          (i) “Exchange Ratio” means the quotient obtained by dividing (i) $4.00 by (ii) the Buyer Closing Share Price and rounding to the nearest 1/10,000.

          (j) “Mixed Cash–Stock Buyer Acquisition” means a Buyer Acquisition which is not an All–Stock Buyer Acquisition, and in which both cash and shares of Buyer Common Stock are the consideration.
          (k) “Per–Share Acquisition Price” means: (i) with respect to an All–Cash Buyer Acquisition, the gross per-share cash consideration received or to be received by Image’s shareholders (other than Buyer and its Controlled Affiliates) in consideration of shares of Image Common Stock; and (ii) with respect to a Mixed Cash–Stock Buyer Acquisition, (A) the aggregate cash consideration received by Image’s shareholders (other than Buyer and its Controlled Affiliates) in the Buyer Acquisition, plus (B) the aggregate number of             shares of Buyer Common Stock received by Image’s shareholders (other than Buyer and its Controlled Affiliates) in the Buyer Acquisition, divided by the 20-Day Average Price, divided by (C) the aggregate number of shares of Image Common Stock acquired by Buyer and its Controlled Affiliates (other than from Buyer and its Controlled Affiliates) in the Buyer Acquisition [(A + B) / C)].
          (l) “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, governmental entity or other entity.
          (m) “Representatives” shall mean, as to the referenced party or Person, the directors, officers, employees and agents of such Person and its Controlled Affiliates and shall also include the legal, accounting and financial advisors of such Person and its Controlled Affiliates.
          5.2 Expenses and Attorneys’ Fees. Except as otherwise provided herein, each party shall pay all costs and expenses incurred by or on behalf of such party in connection with the negotiation of this Agreement and the performance of the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of consultants, accountants and legal counsel. In the event that any Action is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each every such Action, including any and all petitions and appeals therefrom. As used herein, “attorneys’ fees” shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services, and shall not be limited to “reasonably attorneys’ fees” as defined by any statute or rule of court.
          5.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, (b) when received when sent by facsimile to the facsimile number set forth below, (c) when received when sent by electronic mail to the electronic mail address set forth below, (d) three business days after deposit in the U.S. mail with first class certified mail receipt requested postage prepaid and addressed to the other party as set forth below or (e) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider:

(a)	if to Buyer, to:

Lions Gate Entertainment Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: Wayne Levin, General Counsel
Telephone Number: (310) 314-2000
Facsimile Number: (310) 392-0252
Electronic Mail: wlevin@lgf.com

(b)	with a copy (which shall not constitute notice to Buyer) to:

Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, 16th Floor
Los Angeles, California 90067
Attention: Richard E. Troop, Esq.
Linda G. Michaelson, Esq.
Telephone Number: (310) 228-3700
Facsimile Number: (310) 228-3701
Electronic Mail: rtroop@sheppardmullin.com
lmichaelson@sheppardmullin.com

(c)	If to Seller, to:

The Metolius Fund, LP
c/o Coby Capital Management, LLC
1001B SW Disk Drive, #104
Bend, OR 97702
Attention: Ron Coby
Telephone Number: (541) 383-0000
Facsimile Number: (541) 330-6497
Electronic Mail: ron@cobycapital.com
or to such other address or addresses for a party as may have been furnished by such party in like manner to the other party.
          5.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE WITHIN, AND TO BE PERFORMED WITHIN, SUCH STATE, EXCLUDING CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF LAWS OF A JURISDICTION OTHER THAN SUCH STATE.
          5.5 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, discussions, representations, warranties or other communications. No party to this Agreement makes any representation or warranty except as expressly set forth herein. No party to this Agreement has relied on any statement, representation, or warranty other than the written contents of this Agreement. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies, except that LGEI is hereby expressly made a third party beneficiary of this Agreement.
          5.6 Counterparts; Facsimile. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
          5.7 Amendments and Waivers. This Agreement may not be amended or modified without the written consent of both parties hereto, nor shall any waiver be effective against any party unless in a writing executed on behalf of such party. No delay or omission to exercise any right, power or remedy accruing to any party hereto shall impair any such right, power or remedy of such party nor be construed to be a waiver of any such right, power or remedy nor constitute any course of dealing or performance hereunder.
          5.8 Severability. If one or more provisions of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby and such provision or provisions shall be excluded from the Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.
          5.9 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.
          5.10 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, that Buyer may upon prior written notice to Seller assign its rights under this Agreement to any Controlled Affiliate of Buyer. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, executors, beneficiaries and permitted assigns of the parties hereto.
          5.11 Enforcement; Jurisdiction and Forum. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any Action relating to this Agreement in any court other than the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any Action related to or arising out of this Agreement.
          5.12 Public Announcements. Except as otherwise provided in this Section 5.12, no party to this Agreement, nor any of its Controlled Affiliates or Representatives, shall make any public announcement or statement with respect to this Agreement or its subject matter without the prior written approval of the other party to this Agreement, not to be unreasonably withheld; provided, however, that (a) neither party shall be prohibited from making any disclosure to the extent that disclosure is required in connection with the filing of governmental reports or documents, including without limitation filings with federal and state securities authorities, or in connection with the preparation of financial statements of a party or its Controlled Affiliates, notwithstanding that such reports or statements may become public or be distributed to others in the ordinary course of business; (b) neither party shall be prohibited from making any disclosure to the extent necessary to enforce that party’s rights under this Agreement in any Action instituted in connection with this Agreement or the performance by the parties of their obligations hereunder; and (c) Seller acknowledges and agrees that Buyer will file a Schedule 13D and a Form 3 with the Securities and Exchange Commission following the Closing.
          5.13 Time of Essence. Time is of the essence with respect to each and every date and time period set forth or referred to in this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, Buyer and Seller have caused this Exchange Agreement to be executed and delivered as of the day and year first above written.

“BUYER”:

LIONS GATE ENTERTAINMENT CORP., a British Columbia corporation

By:	/s/ Wayne Levin

Name:	WAYNE LEVIN
Its:	EXEC. VP & GENERAL COUNSEL BUSINESS & LEGAL AFFAIRS

“SELLER”:

THE METOLIUS FUND, LP, a Delaware limited partnership

By:	Coby Capital Management, LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Ron Coby

	Name:	Ron Coby
	Its:	Managing Member

S-1

SCHEDULE 1
RECORD OWNERSHIP OF IMAGE SHARES
All of the Image Shares are held of record by Bear Stearns Securities Corp., One Metrotech Center North, Brooklyn, NY 11201-3859, Ref: The Metolius Fund, A/C # 709-85002-21.

Schedule 1—Page 1

SCHEDULE 2
RESTRICTIONS ON IMAGE SHARES
None.

Schedule 2 — Page 1

EXHIBIT A
FORM OF REGISTRATION RIGHTS AGREEMENT

A-1

EXHIBIT B
FORM OF DTC TRANSFER INSTRUCTION
Bear Stearns Securities Corp.
One Metrotech Center North
Brooklyn, NY 11201-3859
Attn: Free Receives-Cashiers Dept.
Ref: The Metolius Fund, A/C # 709-85002-21
Viewpoint Securities
1001B SW Disk Drive, #104
Bend, OR 97702
Attn: Seth Leyton, Jon Tapper, and Tim Haveman
     Re: Irrevocable DTC Transfer Instruction
The Metolius Fund, LP hereby irrevocably instructs you to immediately transfer 1,027,419 shares of Image Entertainment, Inc. (DISK) to the following Merrill Lynch account, Account Number 73B-07080, in the name of Lions Gate Entertainment Inc., such that the transfer is completed as soon as possible and in no event later than 12:45 p.m., New York time, on September 9, 2005.
Merrill Lynch’s DTC # is 5198.
The contact person at Merrill Lynch is Michael Kazakewich: Phone: (203) 341-4926.
Email: michael_kazakewich@ml.com.
Please advise when you have initiated the transfer.
Please contact me with any questions at: (541) 383-0000.

Thanks,

Ron Coby
Authorized Person
The Metolius Fund, LP

B-1